ALPS SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

This Agreement is made and entered into effective as of 23th February, 2026, by and between the ALPS Series Trust (“Trust”), a Delaware statutory trust, solely on behalf of each series included on Exhibit A hereto, each a separate series of shares of the Trust (each, a “Fund”), and 360 ONE Asset Management Limited, a private limited company organized in India (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust has designated each Fund as series of shares in the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management;

WHEREAS, the Adviser is registered with Securities and Exchange Board of India as a Portfolio Manager under the SEBI (Portfolio Managers) Regulations, 2020 as amended from time to time (“SEBI PMS Regulations”), and is engaged in the business of providing Portfolio Management Services and acts as Investment Manager to 360 ONE Mutual Fund under SEBI (Mutual Funds) Regulations, 1996; and

WHEREAS, the Board of Trustees of the Trust (the “Trustees” or the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Obligations of the Investment Adviser.

(a) Services. The Adviser agrees to perform the following services (“Services”) for the Trust:

(i) manage the investment and reinvestment of the assets of each Fund;

(ii) continuously review, supervise, and administer the investment program of each Fund;

(iii) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to each Fund and what portion of each Fund’s assets shall be held uninvested;

(iv) provide the Trust and each Fund with records concerning the Adviser’s activities under this Agreement that the Trust and each Fund are required to maintain;

(v) render regular reports to the Trust’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities, including, but not limited to, reviewing investment policies and investment selection with the Board every quarter;

(vi) provide each Fund with investment research and statistical data, advice and supervision, data processing and clerical services consistent with each Fund’s investment program as reasonably agreed to by the parties in writing from time to time;

(vii) furnish the Trust and/or the Board with information the Trust and/or the Board may reasonably request with respect to the securities that each Fund may hold or contemplate purchasing as reasonably agreed to by the parties in writing from time to time;

(viii) provide the Trust, upon reasonable notice, with access to the Adviser’s offices to review Fund records maintained by the Adviser;

(ix) advise and assist the officers of the Trust upon reasonable request in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of each Fund;

(x) to enter into, make and perform all such other contracts, agreements and other undertakings as may be necessary, advisable or incident to the carrying out of the foregoing services, objects and purposes, including opening trading accounts and negotiating and executing prime brokerage agreements, futures agreements, over-the-counter clearing agreements, repurchase agreements, ISDA agreements and/or other over-the-counter or foreign exchange master netting agreements;

(xi) initially determine and make such modifications to the identity and number of shares of the securities to be accepted in exchange for “Creation Units” for each Fund and the securities that will be applicable that day to redemption requests received for such Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust's custodian with respect to such designations); and

(xii) provide such other duties not specifically listed above, as agreed to by the parties from time to time in writing for the efficient operation of the Funds.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board and officers of the Trust and in compliance with: (i) such policies as the Board may from time to time establish, including, but not limited to, the Trust’s Declaration of Trust dated January 12, 2012 and its By-Laws; (ii) each Fund’s objectives, policies and limitations as set forth in such Fund’s prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations. With respect to (i) and (ii) of the prior sentence, the Trust will endeavor to notify the Adviser as soon as reasonably practicable of changes to such documents.

All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time, including, without limitation, to the extent approved by the Trustees of the Trust, and consistent with the 1940 Act and with all applicable laws, rules and regulations (hereinafter collectively referred to as the “Rules”), any investment sub-adviser (“Sub-Adviser”) selected by the Adviser. In such case, the Adviser will oversee the Sub-Adviser in carrying out the Services. The appointment of Sub-Advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the relevant Fund (unless exemptive relief from shareholder approval is available).

The Adviser may not cause a Fund to engage in any transactions between the Fund and any “mutual fund scheme” as such term is defined under the Securities and Exchange Board of India (Mutual Funds) Regulations, 1996 and guidelines issued there under from time to time, where such transaction would result in the assumption of any liability which is unlimited or which may result in encumbrance of the assets of the mutual fund scheme in any way or affect the net worth requirements of the Adviser for mutual fund operation.

(b) Books and Records. All books and records prepared and maintained by the Adviser for the Trust and each Fund under this Agreement shall be the property of the Trust and such Fund and, upon request therefore, the Adviser shall surrender to the Trust and each Fund such of the books and records so requested, provided, however, that the Adviser shall retain, maintain and preserve copies of all such books and records deemed necessary, appropriate or required to be maintained by the Adviser under applicable Rules.

2. Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to each Fund and its other clients and that the total commission paid by each Fund will be reasonable in relation to the benefits to each Fund and the Adviser’s other clients over the long-term. The Adviser will promptly communicate to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

The parties agree that it is in the interests of each Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to a Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser or the Sub-Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Fund and/or other accounts over which the Adviser exercises investment discretion.

3. Compensation of the Adviser. Each Fund will pay to the Adviser an investment advisory fee, as set forth in Exhibit A hereto.

4. Status of the Investment Adviser. The services of the Adviser to the Trust and each Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others involving the same or different types of securities or other instruments in which a Fund invests so long as its services to the Trust and each Fund are not impaired thereby and provided that whenever a Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed an agent of the Trust or a Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. Permissible Interests. Trustees, agents and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, stockholders or otherwise; and directors, partners, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6. Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Adviser for inclusion therein.

7. Proxy Voting and Other Corporate Matters. The Adviser will take any and all action and provide any and all advice with respect to the voting of securities held by each Fund in accordance with each Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time, including employing specialized agent or firms that are authorized to vote securities held by each Fund. The Adviser agrees to provide each Fund in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable each Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act. With each Fund’s approval, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff’ in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund or required by applicable law, including the Employee Retirement Income Security Act (“ERISA”), and (iv) employ suitable agents, including legal counsel, and to arrange for the payment of their reasonable fees, expenses and related costs pursuant to Exhibit A attached hereto.

8. Information and Reports. The Adviser shall keep each Fund informed of developments relating to its duties as Adviser for the Fund of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser shall provide the Trust on behalf of each Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust on behalf of each Fund may, from time to time, reasonably request.

(a) Prior to each regular meeting of the Board of the Trust on behalf of each Fund, the Adviser shall provide the Board with reports regarding the Adviser’s management of each Fund during the most recently completed quarter, which reports shall include the Adviser’s compliance with each Fund’s investment objectives and policies and the 1940 Act and applicable rules and regulations under the 1940 Act, each of which shall be in such form as may be mutually agreed upon by the Adviser and each Fund.

(b) Each of the Adviser and the Trust, on behalf of each Fund, shall provide the other party with a list, to the best of the Adviser’s or the Trust’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Trust, as the case may be, and each of the Adviser and Trust agrees promptly to update such list whenever the Adviser or the Trust becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(c) The Adviser shall also provide the Trust, on behalf of each Fund, with any information reasonably requested by the Trust, on behalf of each Fund, regarding the Adviser’s management of each Fund’s assets required for any shareholder report, amended registration statement or supplement to the prospectus or statement of additional information to be filed by the Trust on behalf of each Fund with the U.S. Securities and Exchange Commission (“SEC”).

9. Term. This Agreement shall become effective with respect to a Fund as of the date of commencement of operations of the Fund if approved: (i) by a vote of the Board, including a majority of those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act), which vote must be cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom), and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). This Agreement shall remain in effect for an initial term of two years, and from year to year thereafter, provided such continuance is approved at least annually by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval or by vote of a majority of the outstanding voting securities of the Fund (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom); provided, however, that:

(a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement with respect to a Fund upon 60 (sixty) days’ written notice of a decision to terminate this Agreement by: (i) the Trust’s Trustees; or (ii) the vote of a majority of the outstanding voting securities of the relevant Fund;

(b) the Adviser may, at any time and without the payment of penalty, terminate this Agreement upon one hundred and twenty (120) days’ notice to the Trust on behalf of a Fund;

(c) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder); and

(d) the terms of paragraphs 6, 9, 11 and 15 of this Agreement shall survive the termination of this Agreement.

In the event of the assignment of this Agreement, the Adviser shall notify the Trust on behalf of each Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Adviser.

Further, in the event of the termination of this Agreement pursuant to item 9(c) of this Section, the Adviser agrees to pay the reasonable costs and expenses of the Trust (inclusive of the cost of the Trust’s legal counsel) directly arising out of such assignment and any actions taken by the Trust directly in response to such assignment, including not limited to, the costs and expenses of the Trust related to the approval of the new investment adviser to each Fund, special meetings of the Board and/or Fund shareholders (including the costs of any proxy solicitation that may be required).

10. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors/trustees who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

11.	Applicable Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by the laws of the State of Delaware in a manner not in conflict with the provisions of the 1940 Act.

Notwithstanding anything contained in the clause(s) of the agreement, the provisions of Securities and Exchange Board of India (Mutual Funds) Regulations, 1996 and guidelines issued there under from time to time shall be applicable to the Adviser and would automatically override the provisions of the agreement. Provided that the agreement shall be subject to any requirements of the United States federal Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

12. Representations and Warranties.

(a) Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows:

(i) the Adviser is a corporation duly organized and in good standing under the laws of Republic of India and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii) the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement;

(iii) the Adviser will maintain, keep current and preserve on behalf of each Fund all books and records: (i) required pursuant to Rule 31a-l(b)(l), (2)(ii), (2)(iii), (3), (5) - (10), (12) and any records reasonably related thereto; or (ii) required in connection with such recordkeeping responsibilities as may be delegated by the Trust on behalf of each Fund to the Adviser from time to time. The Adviser agrees that such records are the property of each Fund, and shall be surrendered to such Fund promptly upon request. The Trust on behalf of each Fund acknowledges that Adviser may retain copies of all records required to meet the record retention requirements imposed by Rules;

(iv) the Adviser shall maintain a written code of ethics (“Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act and shall provide the Trust on behalf of each Fund with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-l) from violating its Code of Ethics. The Adviser acknowledges receipt of the written Code of Ethics adopted by and on behalf of the Trust on behalf of each Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Adviser shall certify to the Trust on behalf of each Fund that the Adviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-l(b), and that no persons covered under its Code of Ethics have divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if a violation of the Code of Ethics of the Trust on behalf of each Fund or a violation of the Code of Ethics of the Adviser has occurred, that appropriate action was taken in response to such violation. Annually, the Adviser shall furnish to the Trust a written report that complies with the requirements of Rule 17j-1 concerning the Adviser’s Code of Ethics. The Adviser shall permit the Trust to examine the reports required to be made by the Adviser under Rules 204A-l(b) and 17j-l(d)(1) and this subparagraph;

(v) the Adviser has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Adviser and its supervised persons, and, to the extent the activities of the Adviser in respect of a Fund could affect such Fund, violations by such Fund, of “Federal Securities Laws” (as defined in Rule 38a-l under the 1940 Act), and that the Adviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust on behalf of each Fund. The Adviser agrees to cooperate with periodic reviews by the Trust’s compliance personnel of the Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust from time to time such additional information and certifications in respect of the Adviser’s policies and procedures, compliance by the Adviser with Federal Securities Laws and related matters as the Trust’s compliance personnel may reasonably request. The Adviser agrees to promptly notify the Trust on behalf of a Fund of any compliance violations that affect such Fund’s assets;

(vi) the Adviser will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Trust necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR, as required under the Sarbanes-Oxley Act of 2002, as well as any other filings as reasonably requested by the Trust’s officers, to the extent that such reporting and certifications relate to the Adviser’s duties and responsibilities under this Agreement;

(vii) the Adviser will immediately notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Fund; and

(viii) the Adviser agrees to provide reasonable assistance with compliance with Federal Securities Laws and other laws applicable to the Funds, as adopted from time to time.

(b) Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows:

(i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;

(ii) the Trust is registered as an investment company with the SEC under the 1940 Act;

(iii) shares of the Trust are registered for offer and sale to the public under the 1933 Act;

(iv) such registrations will be kept in effect during the term of this Agreement; and

(v) the Trust has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent violations by each Fund of the Federal Securities Laws, including policies and procedures that provide for the oversight of compliance by each, principal underwriter, administrator, and transfer agent of the Fund, consistent with the requirements of Rule 38a-1 under the 1940 Act.

13. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

360 ONE Asset Management Limited

6th Floor, 360 ONE Centre,

Kamala Mills Compound

Senapati Bapat Marg, Lower Parel,

Mumbai 400013

To the Trust or each Fund at:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, Colorado 80203

Attn: Secretary

14. Structure of Agreement. The Trust is entering into this Agreement solely on behalf of each Fund, and: (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the relevant Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and each Fund.

15. Use of Names. The Trust and the Adviser acknowledge that all rights to the name “ALPS Series Trust” or any variation thereof belong to the Trust. The Trust acknowledges that all rights to the names “360 ONE Asset Management Limited”, “360 ONE”, “360 ONE India Conviction ETF”, and “360 ONE India Select ETF” or any variation thereof, belongs to the Adviser or its affiliates, and that the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ALPS SERIES TRUST		360 ONE Asset Management Limited

/s/ Lucas Foss

By:	Lucas Foss	By:	Sandeep Joshi

Title:	President	Title:	Authorised Signatory

EXHIBIT A

In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual investment advisory fee, accrued daily at the rate of l/365th (or l/366th in any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month as described in the table below. The obligation of the Fund(s) to pay the above-described fee to the Adviser will begin as of the date of the initial public sale of shares in the Fund(s). To the extent the Adviser fails to pay a Fund’s expenses as required by this Exhibit A and an invoice for such Fund expenses has been outstanding for more than sixty (60) calendar days, the investment advisory fee payable to the Adviser under this Agreement may be reduced, at the sole discretion of the applicable Fund, by an amount not to exceed the amount of such invoice. Any reduction of the advisory fee shall not act as a waiver by the applicable Fund of any additional amounts payable by the Adviser pursuant to any expense limitation agreement applicable to the Fund or pursuant to this Agreement.

The Adviser will make available, without expense to the Trust or the applicable Fund, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing the Services under this Agreement, including compensation of and office space, furnishings, and equipment for officers and employees of the Adviser connected with management of the applicable Fund as may be reasonably required in the judgment of the Trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. During the term of this Agreement and pursuant to a unitary advisory fee arrangement, the Adviser shall pay all expenses of the Fund(s) out of the Adviser’s compensation, except that each Fund shall be responsible for the payment of brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of such Fund’s business. The Adviser agrees to pay all Fund expenses for which it is liable within 30 days of receipt of the invoice or request for payment unless the Adviser disputes a charge in writing and has a reasonable basis for the dispute. The Adviser agrees to use reasonable efforts to promptly resolve any such dispute.

Fund	Annual Percentage of Daily Net Assets
360 ONE India Conviction ETF	0.70%
360 ONE India Select ETF	0.70%